Exhibit 10.3

STONERIDGE, INC. LONG-TERM CASH INCENTIVE PLAN

1. Purposes. The purposes of this Long-Term Cash Incentive Plan (the “Plan”), as established by Stoneridge, Inc., an Ohio corporation (the “Company”), are (i) to provide incentive compensation to officers and other key employees of the Company and its subsidiaries based on the achievement of performance goals designated by the Compensation Committee of the Board of Directors (“Committee”), (ii) to advance the interests of the Company and its shareholders by attracting and retaining highly competent officers and key employees, and (iii) to motivate such persons to act in the long-term best interests of the Company and its shareholders. It is the intent of the Company that Long-Term Cash Incentive Awards granted to Covered Employee for Performance Periods commencing after December 31, 2008, shall constitute Performance-Based Compensation, if at the time of settlement the Participant remains a Covered Employee. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Internal Revenue Code (the “Code”) and the regulations thereunder. If any provision of the Plan relating to a Covered Employee or any award agreement evidencing such an award to a Covered Employee does not comply with, or is inconsistent with, the provisions of Section 162(m)(4)(C) of the Code or the regulations thereunder (including Treasury Regulation § 1.162-27(e) or its succession provisions) for Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

2. Certain Definitions. For purposes of the Plan, the following capitalized terms shall have the respective meanings set forth below. Capitalized terms not defined herein shall have the respective meanings specified in the Plan.

(a) “Affiliate” means a direct or indirect subsidiary of the Company.

(b) “Agreement” means a written agreement between the Company and the recipient of a Long-Term Cash Incentive Award hereunder setting forth the terms and conditions of such Long-Term Cash Incentive Award.

(c) “Beneficiary” means the person appointed by a Participant’s written designation to receive payment with respect to any Long-Term Cash Incentive Awards held by such Participant upon the death of the Participant, subject to the following provisions. A Beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a Beneficiary other than such spouse. The filing with the Company of a new Beneficiary designation shall cancel all previously filed Beneficiary designations. If a Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant, then the Participant’s administrator, legal representative or similar person shall be deemed to be the Beneficiary of such Participant.

(d) “Cause” means a determination by the Company of the Participant’s

(1) intentional misappropriation of funds from the Company;

(2) conviction of a felony;

(3) commission of a crime or act or series of acts involving moral turpitude;

(4) commission of an act or series of acts of dishonesty that are materially inimical to the best interests of the Company;

(5) breach of any material term of this Employment Agreement, if any;

(6) willful and repeated failure to perform the duties associated with the Participant’s position, which failure has not been cured within thirty (30) days after the Company gives notice thereof to the Participant; or

(7) failure to cooperate with any Company investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over the Participant or the Company;

(e) “Change in Control” means during Participant’s employment with the Company, at any time:

(1) the Board of Directors or shareholders of the Company approve a consolidation or merger that results in the shareholders of the Company, immediately prior to the transaction giving rise to the consolidation or merger, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;

(2) the Board of Directors or shareholders of the Company approve the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company;

(3) any person or other entity (other than the Company or a subsidiary of the Company or any the Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors or becomes the beneficial owner of securities of the Company representing 35% or more of the voting power of the Company’s outstanding securities; provided, however, any acquisition of 35% or more of the voting power of the Company’s outstanding securities resulting, directly or indirectly, from the sale or sales by members of the family of D.M. Draime, including, but not limited to, the spouse of D.M. Draime and D.M. Draime’s lineal descendants and their spouses and trusts for the benefit of any of the foregoing, with the prior consent of the Company’s Board of Directors shall not be a Change in Control; or

(4) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose (x) election by the Company’s Board of Directors or (y) nomination for election by the Company’s shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination) approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the directors then in office.

(f) “Committee” means the Compensation Committee appointed by the Board for the purpose of administering the Plan. The Committee shall consist of three members of the Board of Directors each of whom shall qualify, at the time of appointment and thereafter, as an “outside director” within the meaning of Section 162(m) of the Code (or a successor provision of similar import), as in effect from time to time.

(g) “Covered Employee” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Code as of the end of the Company’s taxable year for which an Award to the individual will be deductible and whose Award would exceed the deductibility limits under Section 162(m) if such Award is not Performance-Based Compensation.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, then in effect, or any successor federal statute of substantially similar effect.

(i) “Long-Term Cash Incentive Award” means an award conferring a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive cash, as determined by the Committee or as evidenced in the Agreement relating to such Long-Term Cash Incentive Award.

(j) “Participant” means a person holding an outstanding Long-Term Cash Incentive Award granted under the Plan.

(k) “Performance Measures” means the performance measure or measures designated by the Committee pursuant to the terms of the Plan as a condition to the earning of a Long-Term Cash Incentive Award granted hereunder.

(l) “Performance Period” means a period of time covering performance over a three year period as designated by the Committee with respect to which the Performance Measures applicable to a Long-Term Cash Incentive Award shall be measured.

(m) “Permanent Disability” means a sickness or disability extending for more than three (3) consecutive months as a result of which the Participant is unable to perform his or her duties for the Company or an affiliate, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion.

(n) “Vesting Date” means the date on which the Long-Term Cash Incentive Award awarded to a Participant, subject to the achievement of Performance Measures during the Performance Period, shall be earned and vest, as set forth in the Agreement.

3. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Long-Term Cash Incentive Awards under the Plan, to determine the time when Long-Term Cash Incentive Awards will be granted, to determine whether performance objectives and other conditions for earning such awards have been met, to determine whether such awards will be paid at the end of the Performance Period, and to determine whether such an award or payment of an award should be reduced or eliminated. The Committee is authorized, subject to the remaining provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.

(b) The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Long-Term Cash Incentive Awards, or the Long-Term Cash Awards of any Covered Employee within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, or any executive officer (as defined pursuant to the Exchange Act). Except as provided in the preceding sentence, as to the selection of and grant of Long-Term Cash Incentive Awards to Participants who are not Covered Employees or executive officers of the Company, the Committee may delegate its responsibilities to members of the Company’s management in a manner consistent with applicable law and provided that such participant’s compensation is not subject to the limitations of Section 162(m) of the Code. References herein to the Committee shall include any delegate described under this paragraph, except where the context or the regulations under Section 162(m) of the Code otherwise require.

(c) The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company. No member of the Board of Directors or Committee, and neither the President and Chief Executive Officer nor any other person to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and each such person shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Articles of Incorporation and/or Code of Regulations) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

Terms Of Long-Term Cash Incentive Awards

1. Eligibility. The Committee may grant Long-Term Cash Incentive Awards under the Plan to such of the Company’s (and the Company’s subsidiaries’) officers and key employees as it shall select. For purposes of the Plan, references to employment by the Company shall also mean employment by an affiliate or subsidiary. A grant of a Long-Term Incentive Cash Award to any person shall not entitle such person to an additional grant of Long-Term Incentive Cash Awards at any subsequent time.

2. Terms of Long-Term Cash Incentive Awards.

(a) In General. Long-Term Cash Incentive Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(b) Amount of Long-Term Cash Incentive Award and Performance Measures.

(i) The Agreement shall set forth the amount of the Long-Term Cash Incentive Award and a description of the Performance Measures and the Performance Period applicable to such Long-Term Incentive Cash Award, as determined by the Committee in its discretion.

(ii) Each Long-Term Cash Incentive Award granted under the Plan shall represent an amount payable in cash by the Company to the Participant upon achievement of one or more of a combination of Performance Measures in a Performance Period, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of Long-Term Cash Incentive Awards under the Plan shall be evidenced by an Agreement in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Participant’s award; provided, however, that in the event of any conflict between the provisions of the Plan and any Agreement, the provisions of the Plan shall prevail. The maximum amount of a Long-Term Cash Incentive Award granted to any one Participant in respect of a Performance Period shall not exceed $3.0 million.

(iii) The Performance Measures for any Performance Period shall be based on the performance of the Company, one or more of its subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Period. The Committee shall use one or more of the following business criteria to establish Performance Objectives for Participants: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s Common Shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in costs. The Performance Objective for any Participant shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the Performance Objective shall be substantially uncertain when the Committee establishes the objective.

(c) Vesting.

(i) General. Except as otherwise provided in the Agreement and subject to all other requirements of the Plan, any Long-Term Cash Incentive Award that is earned pursuant to the terms of the Agreement shall become vested as of the Vesting Date set forth in the Agreement, provided that the Participant holding such Long-Term Incentive Cash Award remains continuously employed by the Company through the Vesting Date.

(ii) Termination by Reason of Death or Permanent Disability. Except as otherwise provided in the Agreement, if the Participant’s employment with the Company terminates by reason of death or Permanent Disability in the case of a Long-Term Cash Incentive Award relating to a pending Performance Period, the Participant or the Participant’s Beneficiary, as the case may be, shall be entitled to a pro rated award payment based on the date of death or Permanent Disability in the Performance Period. Such payment shall be conditioned on the actual achievement of the Performance Measures during the Performance Period and shall not occur until the Vesting Date.

(iii) Termination by Reason Other than Voluntary Termination by Participant, Death, Permanent Disability or Cause. Except as otherwise provided in the Agreement, if the Participant’s employment with the Company terminates for any reason, other than voluntary termination by Participant, death, Permanent Disability, Cause or Retirement, in the case of a Long-Term Incentive Cash Award relating to a pending Performance Period, the Performance Period shall continue through the last day thereof and the Participant shall be entitled to a pro rated award payment. Such pro rated award payment shall be equal to the value of the award at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period.

(iv) Termination by Reason of Retirement. Except as otherwise provided in the Agreement, if the Participant’s employment with the Company terminates due to retirement in the case of a Long-Term Cash Incentive Award relating to a pending Performance Period, the Participant shall be entitled to a pro rated award payment based on the date of Retirement in the Performance Period. Such payment shall be conditioned on (i) the actual achievement of the Performance Measures during the Performance Period and shall not occur until the Vesting Date and (ii) the Participant (a) being 63 or older at the time of retirement, (b) having provided written notice to the Compensation Committee of the intent to retire at least one year prior to the retirement date, and (c) having executed prior to retirement a customary one year non-competition agreement with the Company.

(v) Termination by Reason of Voluntary Termination by Participant or Cause. Except as otherwise provided in the Agreement, if the Participant’s employment with the Company is terminated voluntarily by Participant or is terminated by the Company for Cause, the Participant’s Long-Term Cash Incentive Award that are unvested as of the date of termination, shall not vest or be earned.

(d) Payment. After the end of each Performance Period, the Committee shall determine the amount payable to each Participant in settlement of the Participant’s Award for the Performance Period. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award. The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5) to a Participant who is not a Covered Employee. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Employee, that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. A Participant holding a Long-Term Cash Incentive Award which has been earned and vested shall receive, no later than the March 15th occurring immediately after the year in which the Vesting Date occurs, a lump sum cash payment from the Company in an amount equal, as determined by the Committee, to the Long-Term Cash Incentive Award which was earned and became vested as of such Vesting Date, subject to the deduction of taxes and other amounts pursuant to Section 3.4 of the Plan. All payments under this Plan are intended to be exempt from Section 409A of the Code as “short-term deferrals,” within the meaning of Treasury regulations promulgated under Section 409A of the Code.

(e) The Committee may adjust or modify Long-Term Cash Incentive Awards or terms of such awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Participant whose position or duties with the Company change during a Performance Period, or (3) with respect to any person who first becomes a Participant after the first day of the Performance Year; provided, however, that no adjustment to an Long-Term Cash Incentive Award granted to a Covered Employee shall be authorized or made if, and to the extent that, such authorization or the making of such adjustment would contravene the requirements applicable to Performance-Based Compensation under Section 162(m) of the Code.

(f) Committee Discretion. Notwithstanding the attainment of the Performance Measures with respect to a Long-Term Cash Incentive Award or anything herein to the contrary, in all cases, the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Long-Term Cash Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made.

General

1. Effective Date and Term of Plan. The Plan shall be effective as of March 8, 2009, and shall continue until such time as it is terminated by the Board; provided, however, that Long-Term Cash Incentive Awards to the Company’s officers and key employees granted for Performance Years commencing after December 31, 2008, shall be subject to approval of the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company before settlement of Long-Term Cash Incentive Awards granted to the Company’s officers or key employees for the years ending on or after December 31, 2011, so that compensation will qualify as Performance-Based Compensation under Section 162(m) of the Code. In addition, the Board may determine to submit the Plan to shareholders for reapproval at such time, if any, as may be required in order that compensation under the Plan shall qualify as Performance-Based Compensation.

2. Amendments. The Board may amend or terminate the Plan as it shall deem advisable in the exercise of its sole and absolute discretion; provided, however that no such amendment may adversely affect the rights granted to a Participant with respect to an outstanding Long-Term Cash Incentive Award pursuant to its related Agreement without the consent of such Participant.

3. Non-Transferability. No Long-Term Cash Incentive Award or any rights thereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to any Beneficiary designation procedures as may approved by the Committee for such purpose. Except as permitted by the preceding sentence, no Long-Term Cash Incentive Award hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by the holder of a Long-Term Cash Incentive Award to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Long-Term Cash Incentive Award, such Long-Term Cash Incentive Award and all rights thereunder shall immediately become null and void.

4. Tax and Other Withholding. The Company shall have the right to deduct from any amounts paid pursuant to the Plan (or from other compensation payable by the Company to the Participant) all federal, state, local and other taxes and any other amounts which may be required under law or elected by the Participant to be withheld or paid in connection with the settlement of a Long-Term Cash Incentive Award or any other payment made hereunder.

5. Change in Control. Except as otherwise provided in the Agreement, upon the occurrence of a Change in Control in the case of a Long-Term Cash Incentive Award relating to a pending Performance Period such award shall immediately vest and no longer be subject to risk of not being earned and the Company shall immediately pay the award in an amount equal to the value of the target award set forth in the Agreement. Such award shall be paid as soon as practicable, and in no event more than seven days (7) days, after the date of the Change in Control.

6. No Right of Participation or Employment. No person shall have any right to participate in the Plan or to be granted Long-Term Cash Incentive Awards under the Plan. Neither the Plan nor any Agreement relating to a Long-Term Cash Incentive Award granted hereunder shall confer upon any person any right to be employed, reemployed or continue employment by the Company or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the employment of any person with or without notice at any time for any reason without liability hereunder. Nothing herein shall confer any right or benefit or any entitlement to any benefit on any Participant unless and until a benefit is actually vested pursuant to the Plan. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company or any of its affiliates and any Participant, or to be a consideration for or an inducement or condition of any employment. Neither the provisions of the Plan nor any action taken by the Company or the Board of Directors or the Committee pursuant to the provisions of the Plan shall be deemed to create any trust, express or implied, or any fiduciary relationship between or among the Company, the Board of Directors or Committee, any member of the Board or Committee, or any employee, former employee or beneficiary thereof.

7. Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No holder of a Long-Term Cash Incentive Award shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such holder shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

8. Governing Law. This Plan, each Long-Term Cash Incentive Award granted hereunder and its related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Ohio and construed in accordance therewith without giving effect to principles of conflicts of laws.